Allstate Life Insurance Company

3100 Sanders Road, Suite J5B Northbrook, IL 60062

Phone 847.402. 2271 Fax 847.402.3781

Email SLees@allstate.com

Susan L. Lees

Senior Vice President, Secretary

and General Counsel

Law & Regulation

December 11, 2008

To:	Allstate Life Insurance Company
Northbrook, IL 60062

From:	Susan L. Lees
Senior Vice President, Secretary and General Counsel

Re:	Form S-3 Registration Statement Under the Securities Act of 1933
File No. 333 –
Allstate® ChoiceRate Annuity

With reference to the Form S-3 Registration Statement filed by Allstate Life Insurance Company (the “Company”), as Registrant, with the Securities and Exchange Commission covering the Allstate® ChoiceRate Annuity Contract described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of December 11, 2008:

1)

The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Certificates by the Director of Insurance of the State of Illinois.

2)	The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,
/s/ Susan L. Lees
Susan L. Lees Senior Vice President, Secretary and General Counsel